Exhibit 10.1

SHARE PURCHASE AGREEMENT

between

VILLAGE FARMS INTERNATIONAL, INC.

and

10670715 CANADA INC.

and

10335258 CANADA INC.

THIS SHARE PURCHASE AGREEMENT is effective as of the 1st day of April, 2024

BETWEEN:

VILLAGE FARMS INTERNATIONAL, INC., a corporation existing under the laws of the Province of Ontario;

(hereinafter referred to as the “Purchaser”)

-and-

10335258 Canada Inc., a corporation formed under the laws of Canada;

(hereinafter referred to as “103 Canada”)

-and-

10670715 Canada Inc., a corporation formed under the laws of Canada;

(hereinafter referred to as “106 Canada” and together with 103 Canada, the “Vendors”)

-and to which intervenes-

ROSE LIFESCIENCE INC, a corporationformed under the laws of Canada;

(hereinafter referred to asthe “Corporation”)

WHEREAS 103 Canada owns 17,231,967 Class D shares in the capital of the Corporation;

AND WHEREAS 106 Canada owns 34,463,934 Class D shares in the capital of the Corporation;

AND WHEREAS the Purchaser wishes to purchase 17,231,967 Class D shares in the capital of the Corporation, representing 10% of the issued and outstanding shares of the Corporation, from the Vendors, at the Effective Time on the Effective Date (the “2023 Transaction”);

AND WHEREAS the Purchaser wishes to purchase 11,487,978 Class D shares from 106 Canada and 5,743,989 Class D shares from 103 Canada, subject to the terms and conditions of this Agreement;

AND WHEREAS pursuant to the terms of the Unanimous Shareholders Agreement of the Corporation dated November 15, 2021, as amended on December 21, 2022 (the “Shareholders Agreement”), the Purchaser has various call rights which, among others, entitles it to purchase up to 34% of the shares owned by the Vendors in the capital of the Corporation at any time following December 31, 2023, but no later than the date that is the earliest of (i) the date of filing of the Village Farms Financial Statements (as defined in the Shareholders Agreement) with respect to the previous fiscal year, or (ii) March 31, 2024, subject to the additional terms and conditions contained in the Shareholders Agreement (the “2023 Call Right”);

AND WHEREAS the Purchaser has elected not to exercise its 2023 Call Right with respect to the 2023 Transaction and has instead agreed to purchase the Purchased Shares (as defined below) from the Vendors for the Consideration (as defined below) in accordance with the Call Right Price (as defined in the Shareholders Agreement) calculations, acknowledging that this election does not create or constitute a precedent for the manner in which the Purchaser’s remaining call rights under the Shareholders Agreement will be exercised by the Purchaser, nor does it constitute a waiver in whole or in part by the Vendors of their rights under the Shareholders Agreement;

AND WHEREAS it is a condition precedent to the consummation of the 2023 Transaction that certain amendments be made to the Shareholders Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the covenants, agreements, representations, warranties and payments hereinafter contained, the parties covenant and agree as follows:

1.

DEFINED TERMS & INTERPRETATION
a.
Where used herein or in any amendment hereto, the following terms have the following meanings respectively, unless the context otherwise requires:

“2023 Call Right” shall have the meaning attributed thereto in the recital to this Agreement.

“2023Transaction” shall have the meaning attributed thereto in the recitals to this Agreement.

“Agreement” shall mean this Agreement and any instrument supplemental or ancillary thereto, and the expression “Article” and “Section” followed by a number means and refers to the specified article or section of the Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which the main branches of commercial banks in Delta, British Columbia or Montréal, Québec are not open for business during normal business hours.

“Closing Date” shall mean May 29, 2024 or such other date as may be agreed in writing between the parties.

“Closing Time” shall mean 12:01 a.m. (EDT) on the Closing Date.

“Consideration” shall have the meaning attributed thereto in Section 3.3(a).

“Corporation” shall have the meaning attributed thereto in the recitals to this Agreement.

“Effective Date” shall mean April 1, 2024.

“Effective Time” shall mean 12:01 a.m. (EDT) on the Effective Date.

“Laws” means any and all: (i) laws, including all constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws or other requirement having the force of law; (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory directives, policies, guidelines and general principles of common and civil law and equity; and (iii) policies, practices, standards, guidelines, notices, industry regulations and protocols, to the extent that they have the force of law, of any governmental authority; “applicable” with respect to such Laws in the context that refers to any person, means such Laws as are applicable to such person or the business, undertaking, property or securities of the Corporation.

“Purchase Price” shall have the meaning attributed thereto in Section 3.2.

“Purchased Shares” shall have the meaning attributed thereto in Section 3.1.

“Purchaser” has the meaning attributed thereto in the recitals to this Agreement.

“Second Amendment to the Unanimous Shareholders Agreement” means the second amendment to the Shareholders Agreement entered into among the parties concurrently herewith and attached as Schedule B hereto.

“Shareholders Agreement” shall have the meaning attributed thereto in the recitals to this Agreement.

“Vendors” shall have the meaning attributed thereto in the recitals to this Agreement.

b.
Meaning of “Solidary” Obligations. For greater clarity, a “solidary” obligation shall be understood to mean in this Agreement an obligation where each obligor is obligated to the Purchaser for the same thing in such a way that each of them may be compelled separately to perform the whole obligation and where performance by a single obligor releases the others towards the creditor, the whole in accordance with the Civil Code of Québec.
c.
Currency. A reference to currency means Canadian dollars, unless expressly stated otherwise.
2.

SCHEDULES
a.
The following are the schedules annexed to and incorporated in this Agreement by reference and deemed to be part hereof:

Schedule A – Shareholdings and Consideration

Schedule B – Second Amendment to the Unanimous Shareholders Agreement

3.

PURCHASE AND SALE OF PURCHASED SHARES
a.
Upon and subject to the terms and conditions hereof, the Vendorsundertake to sell, assign and transfer to the Purchaser at the Closing Time on the Closing Date, with effect retroactively as of the Effective Time on the Effective Date, and the Purchaser undertakes to purchase from the Vendors, as at such time and date, 10% of the issued and outstanding shares in the share capital of the Corporation as divided amongst the Vendors as detailed in Schedule A (collectively, the “Purchased Shares”).
b.
The aggregate purchase price for the purchase by the Purchaser of the Purchased Shares shall be $4,126,795.20 (the “Purchase Price”). The Purchase Price shall be allocated amongst the Vendors as detailed in Schedule A.
c.
The Purchase Price shall be paid as follows:

i.
on the Closing Date, the Purchaser shall pay to: (i) 106 Canada an aggregate amount of $2,751,196.80 by wire transfer to a bank account designated by 106 Canada (the “106 Cash Payment”), and (ii) 103 Canada an aggregate amount of $1,375,598.40 by wire transfer to a bank account designated by 103 Canada (the “103 Cash Payment” and collectively with the 106 Cash Payment, the “Consideration”);
d.
Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold with respect to the making of such payment under applicable Laws. In the event that the Purchaser determines that any such deduction or withholding is required to be made from any amount payable pursuant to this Agreement, the Purchaser and the Vendors shall consult with each other in good faith regarding such determination and cooperate to seek to reduce such potential withholding, including through accepting any valid and relevant form establishing an entitlement to reduce withholding. To the extent that amounts are so withheld and timely remitted to the applicable governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

4.

VENDORS’ REPRESENTATIONS AND WARRANTIES

Each of the Vendors, on a solidary basis (hereby waiving the benefit of division and discussion), represents and warrants to the Purchaser as at the Closing Date as follows and acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with the purchase of the Purchased Shares and that the Purchaser would not have entered into this Agreement without such representations and warranties:

a.
The Vendors are duly incorporated, organized and validly subsisting and in good standing under the Canada Business Corporations Act.
b.
The Vendors have the corporate power and capacity to enter into, and to perform their obligations under this Agreement.
c.
The execution, delivery and performance of this Agreement and all agreements entered into connection therewith have been duly authorized by all necessary corporate action on the part of each Vendor.
d.
This Agreement and all agreements executed in connection therewith are valid and binding obligations of the Vendor, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.
e.
The consummation of the 2023 Transaction does not and shall not conflict with, violate or constitute a breach of or default in a material respect under any Laws by which the Vendors are bound, or any contract to which any of the Vendors, may be a party, or by which any of them are bound or affected.
f.
None of the Vendors is a “non-resident” of Canada within the meaning of the Income Tax Act (Canada).
g.
As at the Effective Time on the Effective Date and the Closing Time on the Closing Date, the Vendor had/will have good and marketable title to the Purchased Shares and had/has the full legal right, power and authority to sell and transfer the Purchased Shares to the Purchaser free and clear of all liens, charges, pledges, encumbrances, security interests and adverse claims, except for the transfer restrictions as set forth in the Shareholders Agreement.
5.

PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants to the Vendors as at the Closing Date as follows and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the completion of the 2023 Transaction:

a.
The Purchaser is duly incorporated, organized and validly subsisting and in good standing under the Business Corporations Act (Ontario).
b.
The Purchaser has the corporate power and capacity to enter into, and to perform its obligations under this Agreement.

c.
The execution, delivery and performance of this Agreement and all agreements entered into connection therewith have been duly authorized by all necessary corporate action on the part of the Purchaser.
d.
This Agreement and all agreements executed in connection therewith are valid and binding obligations of the Purchaser, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.
e.
The consummation of the 2023 Transaction does not conflict with, violate or constitute a breach of or default in a material respect under any Laws by which the Purchaser is bound, or any contract to which the Purchaser may be a party.
6.

Conditions of closing
a.
Conditions for the Benefit of the Purchaser. The 2023 Transaction is subject to the following suspensive conditions, each of which is hereby declared to be for the exclusive benefit of the Purchaser. Each condition is to be performed or complied with in all respects at or prior to the Closing Time:
i.
At the Closing Time, the Purchaser shall receive PDF copies of the originally executed share certificates representing all of the Purchased Shares duly endorsed for transfer, with originals to be delivered within five (5) Business Days following the Closing Date; and
ii.
The Second Amendment to the Unanimous Shareholders Agreement appended hereto as Schedule B shall have been entered into.

Any condition can be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of representations or warranty or non-performance of an obligation.

b.
Conditions for the Benefit of the Vendors. The 2023 Transaction is subject to the following suspensive condition, which is hereby declared to be for the exclusive benefit of each of the Vendors. At the Closing Time, the Purchaser shall pay the 106 Cash Payment to 106 Canada and the 103 Cash Payment to 103 Canada in accordance with the terms in this Agreement. This condition can be waived in whole or in part by any of the Vendors without prejudice to any claims it may have for breach of representations or warranty or non-performance of an obligation.
7.

Closing Procedure

a.
On the Closing Date, the Vendors shall execute and deliver to the Purchaser all such documents, certificates and instruments and do all such other acts and things as the Purchaser may consider necessary or desirable, acting reasonably, to effectively transfer and assign the Purchased Shares to the Purchaser as at the Effective Time on the Effective Date and to deliver possession thereof to the Purchaser and the Purchaser shall issue the Consideration to each of the Vendors.
b.
On the Closing Date, the Corporation shall update the share register to reflect the transfer of the Purchased Shares from the Vendors to the Purchaser as of the Effective Date.
8.

INDEMNITIES
a.
Indemnification by the Vendors. The Vendors solidarily (waiving the benefit of division and discussion), covenant and agree to indemnify defend and save the Purchaser and its directors, officers, employees, agents and representatives for and from any loss, damages or deficiencies suffered by the Purchaser as a result of any breach of any representation or warranty on the part of either Vendor contained in this Agreement or in any certificate of document delivered pursuant to or contemplated by this Agreement, including all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.
b.
Indemnification by the Purchaser. The Purchaser covenants and agrees to indemnify and save the Vendors for and from any loss, damages or deficiencies suffered by the Purchaser as a result of any breach of any representation or warranty on the part of either Vendor contained in this Agreement or in any certificate of document delivered pursuant to or contemplated by this Agreement, including all claims, demands, costs and expenses, including legal fees, in respect of the foregoing if a claimis made within one (1) year following the ClosingDate.
9.

GENERAL
a.
This Agreement shall be interpreted in accordance with the Laws of the Province of Québec (and the Laws of Canada applicable therein) and the courts of said Province shall have jurisdiction to hear all matters arising hereunder.
b.
Headings of Articles and Sections hereof are inserted for convenience of reference only and shall not affect the construction and interpretation of this Agreement.
c.
This Agreement may be executed by the parties in separate counterparts (including counterparts by facsimile, PDF email or other electronic transmission) which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
d.
Neither this Agreement nor the rights, interests or obligations hereunder may be assigned by any of the parties without the prior written consent of the other party.
e.
This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assignees.
f.
Any notice required or permitted to be given hereunder may be effectively given by letter addressed as follows:

If to the Vendors, to:

If to 10670715 Canada Inc.:

10670715 Canada Inc.

111-6655 boul. Saint-Laurent

Montréal, QC H2S 3S2

Attention: Davide Zaffino

Email: davide.zaffino@roselifescience.ca

with a copy which shall not constitute notice to:

Blake, Cassels & Graydon LLP

1 Place Ville Marie, Suite 3000

Montréal, QC

H3B 4N8

Attention: Tricia Kuhl

Email:tricia.kuhl@blakes.com

If to 10335258 Canada Inc.:

10335258 Canada Inc.

27 Rue D'Estoril,

Candiac, QC J5R 6J9

Attention: Brian Stevenson

Email:brian.stevenson@roselifescience.ca

with a copy which shall not constitute notice to

Blake, Cassels & Graydon LLP

1 Place Ville Marie, Suite 3000

Montréal, QC

H3B 4N8

Attention: Tricia Kuhl

Email:tricia.kuhl@blakes.com

If to the Purchaser, to:

Village Farms International, Inc.

4700-80th Street

Delta, British Columbia

V4K 3N3

Attention: Stephen Ruffini

Email: sruffini@villagefarms.com

With a copy which shall not constitute notice to:

Torys LLP

1 Place Ville Marie, Suite 2880

Montréal, QC

H3B 4R4

Attention: Guillaume Lavoie

Email: glavoie@torys.com

and, in each case, mailed by registered mail, postage prepaid, or delivered to that address; if mailed as aforesaid any such notice shall have been deemed to have been given on the fifth (5th) Business Day following that on which the letter containing the notice was posted and if emailed or delivered as aforesaid, any such notice shall have been deemed to have been given on the day following the date on which the notice was so emailed or delivered. Any party to this Agreement may change its address for service from time to time by notice given in accordance with the foregoing.

g.
This Agreement, including the schedules hereto constitutes the entire agreement among the parties pertaining to the 2023 Transaction. This Agreement may not be amended or modified in any respect, except by written instrument signed by all parties.
h.
Words importing the single number only shall include the plural and vice versa and words importing the masculine gender shall include firms and corporations and vice versa.
i.
Each of the parties shall, and shall cause the Corporation to, from time to time at the other’s request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment, seek to obtain all necessary consents and approvals, and take such further action as the other may reasonably require to more effectively complete any matters provided for herein or any matters in connection with a future sale by the Purchaser of the Purchased Shares. Furthermore, the parties agree to not oppose or object in any way to the sale of the Purchased Shares, and in connection therewith, the parties shall support any such efforts or process to effect such a future sale.
j.
The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
k.
Each of the parties shall be solely responsible for its expenses in connection with the 2023 Transaction including, without limitation, expenses of legal counsel, accountants and other advisors.
l.
The parties have required that this Agreement and all contracts, documents or notices relating thereto be in the English language; les parties ont exigé que cette convention et tout contrat, document ou avis s’y rapportant soient rédigés en anglais.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

VILLAGE FARMS INTERNATIONAL, INC.
By:	/s/ Stephen C. Ruffini
Name: Stephen C. Ruffini
Title: Executive Vice President & Chief Financial Officer

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

ROSE LIFESCIENCES INC.
By:	/s/ Stephen C. Ruffini
Name: Stephen C. Ruffini
Title: Executive Vice President & Chief Financial Officer

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

10670715 CANADA INC.
By:	/s/ Davide Zaffino
Name: Davide Zaffino Title: President

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

10335258 CANADA INC.
By:	/s/ Brian Stevenson
Name: Brian Stevenson Title: President

SCHEDULE A

Shareholdings and Consideration

Shareholder	Number of Purchased Shares to be Sold	Cash Payment
106 Canada	11,487,978	$2,751,196.80
103 Canada	5,743,989	$1,375,598.40

SCHEDULE B

Second Amendment to the Unanimous Shareholders Agreement